Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES MOVES TO NASDAQ NATIONAL MARKET

Minneapolis, June 9, 2003—Vital Images, Inc. (Nasdaq: VTAL), a medical imaging software company, has met the listing requirements for the NASDAQ National Market and its common stock will begin trading on the NASDAQ National Market today, June 9.  The company’s trading symbol will remain “VTAL.”

The company’s stock has been trading on the NASDAQ SmallCap Market since 2000.  Vital Images became a public company in 1997.

“We are proud to see Vital Images’ stock meet the NASDAQ National Market’s stringent requirements and move to the National Market,” said Jay D. Miller, Vital Images’ president and chief executive officer.  “This is an important milestone for the company.  We expect listing on the NASDAQ National Market will increase Vital Images’ visibility with institutional investors and improve shareholder liquidity, as well as provide greater access to stock information – key factors in building a broad shareholder base.”

Vital Images just completed a private placement of its common stock, which netted the company approximately $19 million after closing costs and placement fees.  The proceeds will be used to expand the business through acquisition or other opportunities as they arise.

In the first quarter of 2003, Vital Images reported revenue of $6.8 million, a 53 percent increase from the first quarter of 2002.  Revenue from core revenue components – software license fees and maintenance and service – rose 61 percent to $6.3 million for the first quarter of 2003.  Net earnings for the 2003 quarter grew to six cents per diluted share from a loss of three cents per share in the first quarter of the previous year.  For the year 2003, the company anticipates 35 to 45 percent growth in core revenue components, net income of $2.5 million to $2.9 million and positive cash flow.

About NASDAQ

NASDAQ is the world’s largest electronic stock market. With approximately 3,600 companies, NASDAQ lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, media and biotechnology industries. NASDAQ’s competitive market structure, combined with an extensive portfolio of

Vital Images, Inc.

June 9, 2003

products and services, attracts today’s largest and fastest growing companies.   For more information about NASDAQ, visit the NASDAQ Web site at www.NASDAQ.com or the NASDAQ NewsroomSM at www.NASDAQnews.com.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2002 and most recent Form 10-Q for the quarter ended March 31, 2003.

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